Exhibit 5.1

                              D. David Cohen, Esq.
                          500 North Broadway, Suite 133
                             Jericho, New York 11753



                                                              August 10, 1999

BioLabs Inc.
1A-3033 King George Highway
Surrey, B.C. Canada V4P 1B8

Dear Sirs:

         The undersigned has represented BioLabs Inc. in connection with the preparation of the BioLabs, Inc. (the ACompany@) Form 10-SB for initial registration under the Securities Exchange Act of 1934 (the AExchange Act@) of the Company's Common Stock with the U.S. Securities and Exchange Commission in order to permit continued trading of the Common Stock on the NASD Bulletin Board.
         In connection with such preparation, the undersigned has reviewed such originals or photostatic copies of the records of the Company, certificates of officers of the Company, certificate of public officials and other documents as we deemed relevant and necessary as a basis for the opinion set forth herein. In connection with such examination we have assumed, without further examination, the authenticity of all such documents. We have further relied upon information provided by the officers and board of directors of the company with respect to the content of the registration filing and the factual matters set forth in the filing.

         On the basis of the foregoing, and such other matters of fact and questions of laws as we have deemed relevant under the circumstances, it is our opinion that the outstanding Common Stock of the Company has been duly authorized, validly issued and is currently outstanding and that the shares of Common Stock constitute fully paid and non-assessable shares of the Company.

         This opinion is limited to the matters stated herein and may not be relied upon by any person other than the Company or used for any purpose other than in connection with the registration under the Exchange Act of such securities.


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